Exhibit 99.1

Fulton Financial Names Chief Risk Officer

Company Release - 10/17/2012 16:30

LANCASTER, PA -- (Marketwire) -- 10/17/12 -- Fulton Financial Corporation (NASDAQ: FULT) today announced that Philmer H. Rohrbaugh will join the company as Senior Executive Vice President/Chief Risk Officer, effective November 1, 2012. In this newly created position, Rohrbaugh will oversee the Corporation's enterprise risk management activities, and he will be a member of Fulton Financial's senior management team.

"We could not be more pleased that Phil is joining our team," said E. Philip Wenger, Fulton's President and Chief Operating Officer. "We are confident that his expertise and professional experience will enhance the activities we have undertaken to formalize our risk management program and to expand it to meet the needs of the rapidly changing financial environment in which we operate."

In his new role, Rohrbaugh will oversee all risk management activities of the Corporation, including operational, market, financial and reputational risk, and will ensure that the organization's operations continue to be conducted in accordance with ethical business practices, company policies and legal and regulatory requirements. He will have direct oversight of the company's compliance and loan review areas as well as information security and vendor management activities. He will also have administrative oversight of the audit area, which will continue to report directly to the Fulton Financial board of directors.

Rohrbaugh comes to Fulton from KPMG, LLP, where he served as managing partner of that firm's Chicago location, its second largest office. Rohrbaugh joined KPMG in 2002; prior to that, he had more than 25 years of experience in various positions at Arthur Andersen. Rohrbaugh, who is a Certified Public Accountant, has had considerable experience throughout his career in the areas of audit, risk management, financial services operations, revenue planning, client relationship management, and regulatory compliance.

Rohrbaugh received a Bachelor of Science degree in Accounting from Susquehanna University, having graduated magna cum laude. He has been a member of numerous civic and professional organizations in Pennsylvania and Illinois and he currently serves on the board of directors of Burnham Holdings, Inc., parent company of subsidiaries that manufacture boilers and related HVAC products and accessories.

Contact:
Laura J. Wakeley
Office: 717-291-2616